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                                  July 3, 2003

Veritas Software Corporation
350 Ellis Street
Mountain View, CA 94043

RE:   REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 3, 2003 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 4,480,825 shares of your Common Stock (the "Shares") reserved for issuance under the Precise Software Solutions Ltd. 1995 Share Option and Incentive Plan, Amended and Restated 1998 Share Option and Incentive Plan and Stock Option Plan (f/k/a Savant Corporation Stock Option
Plan) (collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plans.

      In our opinion, the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements accompanying the Plans, will be legally and validly issued, fully paid and nonassessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                            Very truly yours,

                                            /s/ Wilson Sonsini Goodrich & Rosati

                                            Wilson Sonsini Goodrich & Rosati
                                            Professional Corporation